AGREEMENT FOR THE EXCHANGE OF CAPITAL STOCK - AMENDMENT AND REVERSAL

This AGREEMENT FOR THE EXCHANGE OF CAPITAL STOCK (this "Agreement"), by and between GOLD ENTERPRISE GROUP (formerly GOLD ENTERTAINMENT GROUP, INC. as a Florida corporation), now a Wyoming corporation ("GEGP"), and MEDIWORX, llc, a Pennsylvania limited liability corporation ("MEDIWORX"), upon the terms and conditions as herein further described. GEGP and MEDIWORX are collectively referred to the "Parties" or as a "Party" herein as context may require.

Recitals

WHEREAS, GEGP and MEDIWORX desire to amend and reverse the share exchange through a transaction pursuant to which MEDIWORX will no longer undertake to become a partially owned subsidiary of GEGP; and

WHEREAS, GEGP agrees to return the MEDIWORX's shareholders, in exchange for (i) the sum of fifty-thousand (50,000) shares of SERIES B PREFERRED SHARES that shall been returned to the treasury as part of this agreement. (ii) Shares of Common Stock to be returned to MEDIWORX's shareholders or their assignees, for the exchange the previously owned TWENTY PERCENT (20%) of MEDIWORXS's Common Shares or equivalent LLC membership interests) ; and (iii) that all parties shall abide by the terms and subject to the conditions set forth herein (the "Exchange"); and

WHEREAS, GEGP and MEDIWORX agree that the expenses for the execution of this Agreement are to be paid as per EXHIBIT A; and

WHEREAS, The Board of Directors of the Company has unanimously determined that the delay in securing shareholder approval of the exchange contemplated hereby would seriously jeopardize the financial viability of the Company and has expressly approved the reliance by the Company on the exception under the Wyoming Business Corporation Act.

Terms of Agreement

In consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

This transaction has been made effective January 31, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MEDIWORX, llc A Pennsylvania limited liability corporation

By: /s/ Mark Julian Its: Managing Member

Date: MARCH 31, 2025

GOLD ENTERTAINMENT GROUP, INC. A Wyoming corporation

By: /s/ Hamon Francis Fytton
Its President

Date: MARCH 31, 2025

Its: Chief Executive Officer and Director

EXHIBIT
A. GEGP, including its acquisitions and subsidiaries, shall be responsible for the State filing fees, amendments for their respective companies.

B. Both GEGP, including its acquisitions and subsidiaries, and MEDIWORX shall be responsible for their accounting and legal fees for their respective companies.

C. GEGP, shall be responsible for the Transfer Agent fees following the closing.

D. Both GEGP , including its acquisitions and subsidiaries, and MEDIWORX shall be responsible for any miscellaneous fees for their respective companies.

E. To become effective as of JANUARY 31, 2025, being the year end for GEGP.